Exhibit (a)(24)

Sent on behalf of Scott Thompson…

We are continuing to work through the questions you submit to employee.questions@dtag.com relating to the potential transaction with Hertz. Today, I have an update on several more of your questions, which you can read below.

Additionally, I know that we are all very interested in how Hertz will help to grow our Dollar and Thrifty brands.  Much of that planning will launch once the acquisition is completed and our companies begin collaboration on brand and growth strategies. In the meantime, I thought you might be interested in knowing some of the innovative ways Hertz has grown its brand in the past couple of years. You can read about one example of this below under the “Did you know this about Hertz?” section.

Thank you again for your patience and continued hard work.

Scott

FAQs

1.	Has DTG implemented a hiring freeze?

•	There is no hiring freeze at DTG. The Recruitment Department continues to seek out and bring on board smart, talented professionals to join the DTG team at both Headquarters and in the field.

2.	Is the Company opening new locations?

•	Yes. We are continuing with our initiative to open local-market and on-airport corporate stores in new markets.

3.	Will it be a factor if I did not check that I’m willing to relocate on my Dollar Thrifty application for employment? If I’ve changed my mind, will I need to update this information?

•
Hertz has advised us that what you selected as far as ‘willingness to relocate’ on your application for employment will not be used during the integration.  Should a need arise for an employee to relocate, Hertz will obtain up-to-date information regarding willingness to relocate

4.	If employees are offered positions with the surviving company that requires relocation and they decline, would they still be entitled to severance pay?

•
If employees are offered positions at a work location that is more than 50 miles from their current location and they decline the position, they will still be entitled to a severance package, provided they are otherwise eligible for a severance package.

5.	Will there be outplacement services offered to assist employees with resumes and job hunting?

•
Hertz has informed us that it does not currently provide formal outplacement services as part of its standard severance package.  However, there have been specific circumstances where Hertz has provided outplacement services to groups of employees.

•
The question of assistance to employees with items such as preparing resumes, job fairs and job hunting will be addressed following the completed merger and integration analysis, but it is still too early to speculate on the areas of overlapping jobs and the geographical analysis of future operations.

6.	I’ve noticed some open IT jobs at Hertz. Is Hertz going to implement a hiring freeze pending the completion of the acquisition?

•
Hertz has informed us that at this time it has chosen not to freeze hiring of current IT job openings; however, the decision to put in effect hiring freezes in any area of Hertz are made in consideration of economic conditions and budgetary factors.

7.
The letter we received from Mark Frissora {Sept 13} mentioned Hertz’s intention to hire the best managers regardless of which company they currently work for.  Is there a reason he didn’t address non-management employees?

•	Hertz has informed us that there was no hidden meaning in not stating that the same company-neutral analysis of employees will be done for any non-management positions that may also overlap.

8.	DTG’s insurance offers Domestic Partner coverage. Does Hertz offer the same type of coverage?

•	We understand that Hertz does currently offer the opportunity for employees covered under the Hertz Custom Benefit Program to obtain coverage for qualified Domestic Partners.

Did you know this about Hertz?

Hertz on Demand

Hertz entered into the car sharing market in 2008, called Hertz on Demand.  You are probably familiar with the concept of car sharing – customers sign up to be members and are able to rent a car for a couple of hours to several days all in a location that is near where they live.  This is a popular way for people to rent cars in larger metropolitan cities, where many people don’t own their own cars, and also on college campuses.

In early 2009, Hertz purchased a technology company based in France, specializing in the in-car technology used to rent a car from a remote location, often in public garages or privately-owned parking lots.  The technology allows a member to swipe the membership card across the windshield to enter the car, speak to a live reservation agent from the interior of the car for questions, and extend or change a rental right from the car.

Hertz on Demand has more than 130,000 members and cars in New York, Boston, Washington, DC; Miami, San Antonio, London, Paris, Berlin and Madrid, as well as on more than 60 college campuses.  Hertz continues to look for new ways to partner and expand car sharing, and recently teamed up with the Navy Exchange Service Command, better known as NEXCOM, to bring a car sharing program onto three of their military bases in the San Diego Area.  Across Europe, they partner with “big box” retail stores such as Ikea, Leroy Merlin, and B&Q (the European version of Home Depot) with Hertz on Demand truck and van rentals at more than 155 stores in three countries.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”.  Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s respective markets, including on pricing policies or use of incentives; occurrences that disrupt rental activity during peak periods; Hertz’s and Dollar Thrifty’s ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; Hertz’s and Dollar Thrifty’s ability to accurately estimate future levels of rental activity and adjust the size of their respective fleets accordingly; the ability of Hertz and Dollar Thrifty to maintain sufficient liquidity and the availability of additional or continued sources of financing for revenue earning equipment and to refinance existing indebtedness; safety recalls by the manufacturers of vehicles and equipment; a major disruption in communication or centralized information networks; financial instability of the manufacturers of vehicles and equipment; any impact on Hertz and/or Dollar Thrifty from the actions of their respective licensees, franchisees, dealers and independent contractors; Hertz’s and Dollar Thrifty’s ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; Hertz’s and Dollar Thrifty’s ability to successfully integrate acquisitions and complete dispositions; Hertz’s and Dollar Thrifty’s ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to Hertz’s and Dollar Thrifty’s respective indebtedness, including Hertz’s substantial amount of debt and Hertz’s ability to incur substantially more debt and increases in interest rates or in its borrowing margins; Hertz’s and Dollar Thrifty’s ability to meet the financial and other covenants contained in their respective senior credit facilities, outstanding unsecured senior notes and certain asset-backed and asset-based funding arrangements; changes in accounting principles, or their application or interpretation, and Hertz’s and Dollar Thrifty’s ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our respective operations, the cost thereof or applicable tax rates; changes to Hertz’s and Dollar Thrifty’s senior management teams; the effect of tangible and intangible asset impairment charges; the impact of derivative instruments held by Hertz and Dollar Thrifty, which can be affected by fluctuations in interest rates and commodity prices; and Hertz’s and Dollar Thrifty’s exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the Securities and Exchange Commission, including each of Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 (as updated and amended) filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.